Exhibit 10.2

AMENDED AND RESTATED SECURED PROMISSORY NOTE

(Loan A)

$2,500,000.00	Originally Dated: December 21, 2010

Amended and Restated June 22, 2012

FOR VALUE RECEIVED, the undersigned, CEREPLAST, INC., a Nevada corporation (“Borrower”), HEREBY PROMISES TO PAY to HORIZON CREDIT I LLC, as successor in interest to COMPASS HORIZON FUNDING COMPANY LLC, a Delaware limited liability company (“Lender”) the principal amount of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) or such lesser amount as shall equal the outstanding principal balance of the Loan A (the “Loan”) made to Borrower by Lender pursuant to the Loan Agreement (as defined below), and to pay all other amounts due with respect to the Loan on the dates and in the amounts set forth in the Loan Agreement. This Amended and Restated Secured Promissory Note amends and restates in its entirety a certain Secured Promissory Note executed by Borrower in favor of Lender dated as of December 21, 2010 (the “Original Note”) and nothing contained herein shall constitute a repayment or novation of the Original Note.

Interest on the principal amount of this Note from the date of this Note shall accrue at the Loan Rate or, if applicable, the Default Rate. The Loan Rate for this Note is 12.00% per annum based on a year of twelve 30-day months. If the Funding Date is not the first day of the month, interim interest accruing from the Funding Date through the last day of that month shall be paid on the first calendar day of the next calendar month. Commencing February 1, 2011, through and including October 1, 2011, on the first day of each month (each an “Interest Payment Date”) Borrower shall make payments of accrued interest only on the outstanding principal amount of the Loan in the amount of Twenty-Five Thousand and 00/100 Dollars ($25,000.00). Commencing on November 1, 2011, and continuing on the first day of each month thereafter through April 1, 2012, (each a “Principal and Interest Payment Date” and, collectively with each Interest Payment Date, each a “Payment Date”), Borrower shall make to Lender equal payments of principal plus accrued interest on the then outstanding principal amount due hereunder each in the amount of Ninety-Six Thousand Eight Hundred Seventy and 28/100 Dollars ($96,870.28). Commencing on May 1, 2012, and continuing on the first day of each month thereafter through August 1, 2012 (each a “Subsequent Interest Payment Date”), Borrower shall make to Lender payments of accrued interest only on the outstanding principal amount of the Loan in the amount of Twenty Thousand Five Hundred Seventy-Eight and 53/100 Dollars ($20,578.53). Commencing on September 1, 2012 and continuing on the first day of each month thereafter through August 1, 2014 (each a “Subsequent Principal and Interest Payment Date”), Borrower shall make to Lender equal payments of principal plus accrued interest on the then outstanding principal amount due hereunder, each in the amount of Ninety-Six Thousand Eight Hundred Seventy and 28/100 Dollars ($96,870.28). Notwithstanding the foregoing, if Borrower (i) receives net proceeds of not less than One Million Dollars ($1,000,000) from the sale of its equity securities after the date hereof and (ii) receives proceeds of no less than Eight Million Six Hundred Thousand Dollars ($8,600,000) as a result of its performance under that certain Sales Agreement dated as of May 8, 2012 between Borrower and Singularis Solutions Pvt. Ltd., (the “Subsequent Interest Only Milestones) Borrower may elect to make payments of accrued interest only on the outstanding principal amount of the Loan on each of September 1, 2012 and October 1, 2012 (each an “Optional Subsequent Interest Only Payment Date”), and the Subsequent Principal and Interest Payment Dates shall commence as of November 1, 2012 and continue through August 1, 2014, and each payment of principal and interest due on the Subsequent Principal and Interest Dates shall equal One Hundred Four Thousand Six Hundred Seventy and 05/100 Dollars ($104,670.05). Borrower must satisfy each of the Subsequent Interest Only Milestones to make payments of accrued interest only on the Optional Subsequent Interest Only Payment Dates. If not sooner paid, all outstanding amounts hereunder and under the Loan Agreement shall become due and payable on August 1, 2014.

Principal, interest and all other amounts due with respect to the Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is referred to in, and is entitled to the benefits of, the Venture Loan and Security Agreement dated as of December 21, 2012 and amended on or about the date hereof by and between Borrower and Lender (the “Loan Agreement”). The Loan Agreement, among other things, (a) provides for the making of a secured Loan to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid, except as set forth in Section 2.3 of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Connecticut.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:
CEREPLAST, INC.

By:	/s/ Frederic Scheer
Name:	Frederic Scheer
Title:	Chief Executive Officer

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